BIOMARIN PHARMACEUTICAL INC.
                              CONFIRMING STATEMENT
              REGARDING AUTHORITY TO EXECUTE SECTION 16(a) REPORTS

This Statement confirms that the undersigned, Jeffrey H. Cooper c/o BioMarin Pharmaceutical Inc., 371 Bel Marin Keys Blvd., Suite 210, Novato, CA 94949 (the "Insider"), has authorized and designated Louis Drapeau, Christopher M. Starr, Ph.D., G. Eric Davis, and Kim R. Tsuchimoto, of BioMarin Pharmaceutical Inc. (the "Company") and Siobhan McBreen Burke and Aaron X. Hill of Paul, Hastings, Janofsky & Walker LLP, the Company's United States legal counsel, and each of them (each of the foregoing is referred to as an "Authorized Signer") to execute and file on the Insider's behalf any and all Forms 3, 4 and 5 (including any amendments thereto) that the Insider may be required to file with the United States Securities and Exchange Commission under Section 16(a) of the Securities Exchange Act of 1934, as a result of the Insider's ownership of, or transactions in, securities of the Company. The authority of the Authorized Signers under this Confirming Statement shall continue until the Insider is no longer required to file Forms 3, 4 and 5 with regard to the Insider's ownership of, or transactions in, securities of the Company, unless earlier revoked in writing. The Insider acknowledges that none of the Authorized Signers is assuming any of the Insider's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

/s/ Jeffrey H. Cooper
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Jeffrey H. Cooper